EXHIBIT 10(m)


                     THE BLACK & DECKER EXECUTIVE LONG-TERM
                           PERFORMANCE/RETENTION PLAN

Section 1.        Purpose

         The purpose of The Black & Decker Executive Long-Term Performance/Retention Plan is to attract and retain key executives of The Black & Decker Corporation (the "Corporation") and its Subsidiaries and to motivate those executives to put forth maximum efforts for the long-term success of the Corporation's business.

Section 2.        Participation

         Each executive listed on the attached Schedule A automatically becomes a participant in this Plan upon written surrender, prior to the close of business on Monday, December 31, 2001 of the Performance Shares granted to him or her under The Black & Decker Performance Equity Plan for those Performance Periods ending December 31 in each of the years 2001, 2002, and 2003. Additional participants may be added from time to time by resolution of the Organization Committee of the Board. A participant in this Plan is automatically disqualified to participate in The Black & Decker Long-Term Performance/Retention Plan for key employees.

Section 3.        Awards

         Each participant in this Plan is eligible to receive a cash award not to exceed the amount established by the Organization Committee. (Participants added hereafter by action of the Organization Committee shall be eligible to receive awards as set forth in the resolution of the Organization Committee making them participants, but in no event may the award to a participant so added exceed twice the participant's aggregate salary during the period of participation.) Awards will be paid in full if the Corporation's earnings per share for fiscal year 2003, adjusted to exclude the effect of extraordinary gains and losses from the sale of assets, restructuring charges, and the like, equal or exceed a goal designated by the Organization Committee (the "Goal"). To the extent that the Corporation's earnings per share (as so adjusted) for fiscal year 2003 are less than the Goal, awards will be reduced proportionately. To the extent earned, awards will be paid on or before March 1, 2004, subject to all withholding and employment taxes required by law. A participant may not assign, encumber, or transfer any right or interest under this Plan before payment is made. For all purposes with respect to all benefit plans or programs provided by or programs of the Corporation or any of its subsidiaries or any contract between the participant and the Corporation or any of its subsidiaries, payments under this Plan shall be deemed to be payments under The Black & Decker Performance Equity Plan.


Section 4.        Mergers, Sales and Change of Control

         In the event of a Change of  Control of the  Corporation  as defined in
Section 10 (b) of the Black & Decker Performance Equity Plan before December 31, 2003, the Corporation shall pay promptly the awards shown on Schedule A as if fiscal year 2003 had ended and the adjusted earnings per share Goal for fiscal year 2003 had been achieved immediately prior to the Change of Control. In addition, the Corporation shall pay the difference between the payment made under this Plan and the amount that the participant would have received had the participant not surrendered his or her Performance Shares under Section 2 of this Plan.

Section 5.        Termination of Employment

         A participant who voluntarily leaves the employment of the Corporation or its subsidiaries or is terminated for cause (i.e., willful and repeated failure substantially to perform the participant's duties after written notice specifying the failure; fraud, misappropriation or intentional material damage to the property or business of the Corporation or a subsidiary; or commission of a felony) before the payment date forfeits all right to receive payment of an award. A participant who (a) is terminated prior to the payment date involuntarily and other than for cause, (b) retires, (c) dies, or (d) is determined by the Organization Committee to be disabled, will receive a pro rata share of the award that otherwise would have been paid if the participant had continued in the employment of the Corporation or its subsidiaries through the payment date plus the difference between the payment received and the amount that would have been paid to the participant under any existing employment contract with the Corporation in respect of the Performance Shares surrendered under Section 2 of this Plan.

Section 6.        Administration

         This Plan shall be administered by the Organization Committee. All actions taken and decisions made by the Committee pursuant to the provisions of this Plan shall be binding and conclusive on all persons for all purposes, including but not limited to participants and their legal representatives and beneficiaries.